Exhibit 99.1

CORESITE REPORTS FOURTH-QUARTER FUNDS FROM OPERATIONS
INCREASED 17% YEAR OVER YEAR

2013 funds from operations increased 17% to $1.82 per share

DENVER, CO — February 13, 2014 — CoreSite Realty Corporation (NYSE: COR), a provider of network-dense, cloud-enabled, enterprise-class data center products and services, today announced financial results for the fourth quarter ended December 31, 2013.

Quarterly and Subsequent Highlights

•                  Reported fourth-quarter funds from operations (“FFO”) of $0.49 per diluted share and unit, representing a 16.7% increase year over year

•                  Reported fourth-quarter operating revenue of $61.4 million, representing an 11.2% increase year over year

•                  Executed new and expansion data center leases representing $3.5 million of annualized GAAP rent at a rate of $132 of annualized GAAP rent per square foot

•                  Realized rent growth on signed renewals of 3.5% on a cash basis and 14.3% on a GAAP basis and rental churn of 1.9%

•                  Increased quarterly dividend by 30% to $0.35 per share; annual rate of $1.40 per share

•                  Entered into a new $100 million, five-year, senior unsecured term loan, and subsequently retired the approximately $58 million loan secured by its SV1 facility

Tom Ray, CoreSite’s Chief Executive Officer, commented, “In the fourth quarter we continued to see the financial results driven by execution upon our plan to sell an attractive product mix to customers benefitting from our strong foundation in the network and cloud verticals,” Mr. Ray continued, “We also delivered the first computer room of turn-key data center capacity at NY2 in Secaucus, New Jersey, in December, and are pleased with sales activity surrounding the investment.  In addition, we delivered the build-to-suit at SV5 and look forward to completing construction on our VA2 development in Northern Virginia toward the second half of the year. 2014 represents a year of strong opportunity for CoreSite to leverage our network-dense, cloud-enabled data centers with excellence in customer service. Our primary focus for the balance of 2014 centers around increasing the productivity of our existing sales and marketing resources to sell available and pipeline capacity and deliver attractive returns on capital.”

Financial Results

CoreSite reported FFO attributable to shares and units of $23.1 million for the three months ended December 31, 2013, a 17.2% increase year over year and an increase of 5.6% quarter over quarter. On a per diluted share and unit basis, FFO increased 16.7% to $0.49 for the three months ended December 31, 2013, as compared to $0.42 per diluted share and unit for the three months ended December 31, 2012. Total operating revenue for the three months ended December 31, 2013, was $61.4 million, an 11.2% increase year over year. Revenue growth in the fourth quarter was diluted by 1.8% due to CoreSite’s customer at SV3 decreasing its metered power draw as it transitions out of that facility. CoreSite reported net income attributable to common shares of $3.1 million, or $0.15 per diluted share.

Sales Activity

CoreSite executed 122 new and expansion data center leases, representing $3.5 million of annualized GAAP rent during the fourth quarter, comprised of 26,276 NRSF at a weighted average GAAP rate of $132 per NRSF.

CoreSite’s renewal leases signed in the fourth quarter totaled $6.8 million in annualized GAAP rent, comprised of 50,513 NRSF at a weighted average GAAP rate of $135 per NRSF. These results reflect a 3.5% increase in rent on a cash basis and a 14.3% increase on a GAAP basis. The fourth-quarter rental churn rate was 1.9%.

CoreSite’s fourth-quarter data center lease commencements totaled 116,052 NRSF at a weighted average GAAP rental rate of $41 per NRSF, which represents $4.8 million of annualized GAAP rent.  These results include a 101,721 NRSF build-to-suit powered shell lease for a valued and strategic customer at the Santa Clara Campus. Excluding this lease, commencements totaled 14,331 at a weighted average GAAP rental rate of $116 per NRSF.

Development Activity

In the fourth quarter, CoreSite completed and delivered the build-to-suit powered shell building at SV5 on its Santa Clara campus. Also during the quarter, the company placed into service the first computer room at the new NY2 data center in Secaucus, New Jersey, representing an incremental 18,103 NRSF of TKD capacity.

As of December 31, 2013, CoreSite had 118,300 NRSF of data center space under construction at three locations. The projects under construction include a new data center at VA2 (Northern Virginia), adjacent to VA1, and additional inventory at NY2 (New York market) and LA2 (Los Angeles). As of December 31, 2013, CoreSite had incurred $117.9 million of the estimated $170.4 million required to complete these projects.

Balance Sheet and Liquidity

As of December 31, 2013, CoreSite had $232.5 million of total long-term debt equal to 2.1x annualized adjusted EBITDA and $347.5 million of long-term debt and preferred stock equal to 3.1x annualized adjusted EBITDA.

As of December 31, 2013, CoreSite had $174.3 million drawn on the credit facility and approximately $222.4 million of available capacity under the facility.

At quarter end, CoreSite had $5.3 million of cash available on its balance sheet. On January 31, 2014, CoreSite entered into a new $100 million, five-year, senior unsecured term loan. The term loan has an accordion feature, which would allow CoreSite to increase the total commitments by $100 million, to $200 million, under specified circumstances. CoreSite used the capacity under the term loan to retire the $58 million mortgage on its SV1 facility and pay down a portion of the outstanding balance on its revolving credit facility.

Dividend

On December 6, 2013, CoreSite announced a 30% increase in its quarterly dividend to $0.35 per share of common stock and common stock equivalents for the fourth quarter of 2013. The dividend was paid on January 15, 2014, to shareholders of record on December 31, 2013.

CoreSite also announced on December 6, 2013, a dividend of $0.4531 per share of Series A preferred stock for the period October 15, 2013, to January 14, 2014. The preferred dividend was paid on January 15, 2014, to shareholders of record on December 31, 2013.

2014 Guidance

CoreSite is introducing its 2014 guidance of FFO per diluted share and unit in the range of $2.00 to $2.10. More detail regarding the assumptions behind the 2014 annual guidance can be found on page 21 of the earnings supplemental.

In addition, the company’s estimate of the net income attributable to common shares is $0.50 to $0.60 per diluted share, with the difference between FFO and net income being real estate depreciation and amortization.

This outlook is predicated on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities, beyond what has already been disclosed.

Upcoming Conferences and Events

CoreSite will participate in Citi’s 2014 Global Property CEO Conference on March 3, 2014, at The Westin Diplomat in Hollywood, Florida.

Conference Call Details

CoreSite will host a conference call on February 13, 2014, at 12:00 p.m., Eastern time (10:00 a.m., Mountain time), to discuss its financial results, current business trends and market conditions.

The call can be accessed live over the phone by dialing 877-407-3982 for domestic callers or 201-493-6780 for international callers. A replay will be available shortly after the call and can be accessed by dialing 877-870-5176 for domestic callers or 858-384-5517 for international callers.  The passcode for the replay is 13574365. The replay will be available until February 20, 2014.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” tab. The on-line replay will be available for a limited time immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure and reliable data center solutions across eight key North American markets. CoreSite connects, protects and delivers an optimal performance environment and continued operation of mission-critical data and IT infrastructure for enterprises and Internet, private networking, mobility, and cloud service providers. CoreSite’s scalable platform of over two and a half million square feet of efficient, network-dense, cloud-enabled data center capacity enables customers to accelerate business performance, reduce operating costs and increase flexibility across their IT and communications systems. CoreSite’s 350 professionals deliver best-in-class service by placing customer needs first in supporting the planning, implementation and operating requirements foundational to delivering reliable, secure and efficient IT operating environments.

More than 750 of the world’s leading enterprises, carriers and mobile operators, content and cloud providers and media and entertainment companies choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. CoreSite provides valuable gateways to global business opportunities with direct access to more than 275 carriers and ISPs, inter-site connectivity and CoreSite’s Open Cloud Exchange, which supports rapid, efficient and scalable Ethernet access to multiple key public clouds, enabling simple, flexible, multiple-cloud capabilities.

For more information, visit www.CoreSite.com.

CoreSite Investor Relations Contact

Greer Aviv | CoreSite Investor Relations Director
+1 303.405.1012 | +1 303.222.7276
Greer.Aviv@CoreSite.com

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing;  the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Consolidated Balance Sheet

(in thousands)

	December 31, 2013	December 31, 2012
Assets:
Investments in real estate:
Land	$78,983	$85,868
Building and building improvements	717,007	596,405
Leasehold improvements	95,218	85,907
	891,208	768,180
Less: Accumulated depreciation and amortization	(155,704)	(105,433)
Net investment in operating properties	735,504	662,747
Construction in progress	157,317	61,328
Net investments in real estate	892,821	724,075
Cash and cash equivalents	5,313	8,130
Accounts and other receivables, net	10,339	9,901
Lease intangibles, net	11,028	19,453
Goodwill	41,191	41,191
Other assets	55,802	42,582

Total assets	$1,016,494	$845,332

Liabilities and equity:
Liabilities
Revolving credit facility	$174,250	$—
Mortgage loan payable	58,250	59,750
Accounts payable and accrued expenses	67,782	50,624
Deferred rent payable	9,646	4,329
Acquired below-market lease contracts, net	6,681	8,539
Prepaid rent and other liabilities	11,578	11,317
Total liabilities	328,187	134,559

Stockholders’ equity
Series A cumulative preferred stock	115,000	115,000
Common stock, par value $0.01	209	207
Additional paid-in capital	267,465	259,009
Distributions in excess of net income	(50,264)	(35,987)
Total stockholders’ equity	332,410	338,229
Noncontrolling interests	355,897	372,544
Total equity	688,307	710,773

Total liabilities and equity	$1,016,494	$845,332

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Operating revenues:
Data center revenue:
Rental revenue	$33,988	$33,428	$30,251	$131,080	$116,146
Power revenue	15,669	15,979	14,129	59,663	53,672
Interconnection revenue	7,866	7,441	6,369	28,932	21,637
Tenant reimbursement and other	1,885	1,873	2,506	7,317	7,088
Total data center revenue	59,408	58,721	53,255	226,992	198,543
Office, light industrial and other revenue	2,032	1,914	1,997	7,841	8,391
Total operating revenues	61,440	60,635	55,252	234,833	206,934
Operating expenses:
Property operating and maintenance	17,247	17,368	15,206	64,260	61,235
Real estate taxes and insurance	1,708	2,226	2,461	8,458	8,765
Depreciation and amortization	17,151	16,424	16,336	65,785	64,327
Sales and marketing	3,474	3,206	3,389	14,405	10,330
General and administrative	7,092	7,045	7,133	27,317	25,910
Rent	5,028	5,082	4,754	19,659	18,711
Transaction costs	—	25	37	279	613
Total operating expenses	51,700	51,376	49,316	200,163	189,891
Operating income	9,740	9,259	5,936	34,670	17,043
Interest income	14	14	1	32	13
Interest expense	(759)	(708)	(1,314)	(2,689)	(5,236)
Income before income taxes	8,995	8,565	4,623	32,013	11,820
Income tax (expense) benefit	34	(56)	(45)	(401)	(1,104)
Net income	9,029	8,509	4,578	31,612	10,716
Net income attributable to noncontrolling interests	3,809	3,524	2,276	12,771	5,668
Net income attributable to CoreSite Realty Corporation	5,220	4,985	2,302	18,841	5,048
Preferred dividends	(2,085)	(2,084)	(440)	(8,338)	(440)
Net income attributable to common shares	$3,135	$2,901	$1,862	$10,503	$4,608
Net income per share attributable to common shares:
Basic	$0.15	$0.14	$0.09	$0.50	$0.22
Diluted	$0.15	$0.14	$0.09	$0.49	$0.22
Weighted average common shares outstanding:
Basic	20,924,624	20,871,504	20,607,119	20,826,622	20,537,946
Diluted	21,492,301	21,479,971	21,036,794	21,503,212	20,992,290

Reconciliations of Net Income to FFO

(in thousands, except share and per share data)

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net income	$9,029	$8,509	$4,578	$31,612	$10,716
Real estate depreciation and amortization	16,146	15,443	15,566	62,040	61,700
FFO	$25,175	$23,952	$20,144	$93,652	$72,416
Preferred stock dividends	(2,085)	(2,084)	(440)	(8,338)	(440)
FFO available to common shareholders and OP unit holders	$23,090	$21,868	$19,704	$85,314	$71,976
Weighted average common shares outstanding - diluted	21,492,301	21,479,971	21,036,794	21,503,212	20,992,290
Weighted average OP units outstanding - diluted	25,360,848	25,353,942	25,353,709	25,355,567	25,347,936
Total weighted average shares and units outstanding - diluted	46,853,149	46,833,913	46,390,503	46,858,779	46,340,226
FFO per common share and OP unit - diluted	$0.49	$0.47	$0.42	$1.82	$1.55

Funds From Operations “FFO” is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:

(in thousands)

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net income	$9,029	$8,509	$4,578	$31,612	$10,716
Adjustments:
Interest expense, net of interest income	745	694	1,313	2,657	5,223
Income taxes	(34)	56	45	401	1,104
Depreciation and amortization	17,151	16,424	16,336	65,785	64,327
EBITDA	$26,891	$25,683	$22,272	$100,455	$81,370
Non-cash compensation	1,433	1,759	1,568	6,770	5,650
Transaction costs / litigation	—	25	328	529	2,354
Adjusted EBITDA	$28,324	$27,467	$24,168	$107,754	$89,374

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs and litigation expense to EBITDA as well as adjusting for the impact of gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDA and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.